UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 27, 2014
Date of Report (Date of earliest event reported)

TAGLIKEME CORP.
(Exact name of registrant as specified in its charter)

Nevada	0-25455	201777817
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Third Floor, 7-8 Conduit Street, Mayfair, London, UK	W1S 2XF
(Address of principal executive offices)	(Zip Code)

44 207 290 6919
Registrant’s telephone number, including area code

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 27, 2014, the Board of Directors of TagLikeMe Corp., a Nevada corporation (the “Corporation”), authorized the execution of that certain securities exchange agreement dated February 27, 2014 (the "Securities Exchange Agreement") among the Company, Nola Energy Inc., a private Nevada corporation (the “Nola”), and the shareholders of Nola who hold of record the total issued and outstanding shares of common stock of Nola. In accordance with the terms and provisions of the Securities Exchange Agreement, the Corporation shall acquire all of the issued and outstanding shares of stock of Nola from its sole shareholder, Gerard Danos, thus making Nola its wholly-owned subsidiary, in exchange for the issuance to Gerard Danos of an aggregate 10,000 shares of its Series A preferred stock of the Corporation. The shares of Series A Preferred Stock have voting rights. Gerard Danos as holder of the Series A preferred stock shall have the right to vote on any matter to be voted on by the stockholders of the Corporation (including any election or removal of the directors of the Corporation) and including to the extent specifically required by Nevada law. The voting rights of all then issued and outstanding shares of Series A preferred stock shall equal two times the voting rights of the then total issued and outstanding shares of common stock.

In further accordance with the terms and provisions of the Securities Exchange Agreement: (i) Gerard Danos shall be appointed as the President/Chief Executive Officer, Secretary, Treasurer/Chief Financial Officer and a member of the Board of Directors; (ii) Richard Elliot-Square shall resign from all officer positions held and retain his position as a member of the Board of Directors until both parties agree as to his resignation; (iii) execution of an executive service agreement between the Corporation and Richard Elliot-Square; and (iv) execution of a settlement agreement between the Corporation and Richard Elliot-Square regarding the settlement of $225,000 in debt due and owing to Richard Elliot Square.

Thus, this represents a change in control of the Corporation and a change in business operations. Therefore, based on the change in control of the Corporation, the business operations of the Corporation will change to that involving oil and gas exploration and production company. industry. Nola has purchased leases to multiple oilfield properties primarily in southwest Texas. Nola's current leases include:

❖ P.E. White Lease: 1,215 acres in Duval County, TX, with 13 wells, one currently producing Mirando-quality crude and all others viable for production. An estimated 2.5 million barrels of oil are recoverable on the lease.

❖ Bishop Cattle Company Lease: 480 acres in Duval County, with 17 production wells onsite, currently all shut-in. Two wells will be immediately placed back into production, one of which was recently production-tested for 10-12 bpd. There are multiple productive zones on this underdeveloped property.

❖ Moody & West Lease: 183 acres in Duval County with 7 wells, all of which are shut-in but have all produced viable oil from oilsand formations. These wells are believed to have significant reserves remaining behind pipe and undeveloped sands.

SECTION 3 – SECURITIES AND TRADING MATTERS

ITEM 3.02  UNREGISTERED SALES OF EQUITY SECURITIES

Effective on February 27, 2014, the Board of Directors approved the issuance of an aggregate 10,000 shares of its Series A preferred stock to Gerard Danos in accordance with the terms and provisions of the Securities Exchange Agreement. The shares of Series A preferred stock were issued at $4.00 per share . The shares of Series A preferred stock were issued to a United States resident in reliance on Section 4(2) promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”). The securities have not been registered under the Securities Act or under any state securities laws and may not be offered or sold without registration with the United States Securities and Exchange Commission or an applicable exemption from the registration requirements. Gerard Danos acknowledged that the securities to be issued have not been registered under the Securities Act, that he understood the economic risk of an investment in the securities, and that he had the opportunity to ask questions of and receive answers from the Company’s management concerning any and all matters related to acquisition of the securities.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01  Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

3.2	Securities Exchange Agreement dated February 27, 2014 among TagLikeMe Corp., Nola Energy Inc., and the shareholders of Nola Energy Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TagLikeMe Corp.

DATE: March 5, 2014	By:	/s/ Richard Elliot-Square
	Name:	Richard Elliot-Square
	Title:	President/Chief Executive Officer